UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2022

PARDES BIOSCIENCES, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40067	85-2696306
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2173 Salk Avenue, Suite 250

PMB#052

Carlsbad, CA 92008

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 415-649-8758

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	PRDS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On September 13, 2022, the Board of Directors (the Board) of Pardes Biosciences, Inc. (the Company) appointed John C. Pottage, Jr., M.D. as a Class II director of the Company with an initial term expiring at the Company’s 2023 annual meeting of stockholders and Laurie Smaldone Alsup, M.D. as a Class III director of the Company with an initial term expiring at the Company’s 2024 annual meeting of stockholders, in each case until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. In connection with Dr. Pottage’s and Dr. Smaldone Alsup’s appointments to the Board, the size of the Board was increased from eight directors to ten directors. Dr. Pottage was appointed to the Board’s Audit Committee and Science & Technology Committee and Dr. Smaldone Alsup was appointed to the Board’s Compensation Committee.

Dr. Pottage and Dr. Smaldone Alsup will participate in the Company’s Non-Employee Director Compensation Policy (the NED Policy), which provides for cash retainers (which are prorated for partial years of service) and equity awards. A current description of the NED Policy is set forth in the Company’s Proxy Statement for its 2022 annual meeting of stockholders, which was filed with the Securities and Exchange Commission (the SEC) on April 26, 2022. In accordance with the NED Policy, Dr. Pottage will receive a pro rata portion of the $35,000 annual retainer for service as a director for the remaining portion of the year, a pro rata portion of the $7,500 annual retainer for service as a member of the Audit Committee for the remaining portion of the year, and a pro rata portion of the $4,000 annual retainer for service as a member of the Science & Technology Committee for the remaining portion of the year. In accordance with the NED Policy, Dr. Smaldone Alsup will receive a pro rata portion of the $35,000 annual retainer for service as a director for the remaining portion of the year and a pro rata portion of the $5,000 annual retainer for service as a member of the Compensation Committee for the remaining portion of the year. In accordance with the NED Policy, in connection with their appointments to the Board, each of Dr. Pottage and Dr. Smaldone Alsup will receive options to purchase 75,000 shares of the Company’s common stock under the Company’s 2021 Stock Option and Incentive Plan (the 2021 Plan), which options will vest and become exercisable in 36 substantially equal monthly installments after the grant date, such that the options shall be vested and exercisable as to all shares on the third anniversary of the grant date, subject to Dr. Pottage’s and Dr. Smaldone Alsup’s respective continued service with the Company and accelerated vesting upon the occurrence of a sale event (as defined in the 2021 Plan).

Each of Dr. Pottage and Dr. Smaldone Alsup has also entered into the Company’s standard Director Indemnification Agreement, the form of which was filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on December 30, 2021.

There was no arrangement or understanding between either of Dr. Pottage or Dr. Smaldone Alsup and any other person pursuant to which Dr. Pottage or Dr. Smaldone Alsup was appointed as a director. Neither Dr. Pottage nor Dr. Smaldone Alsup is a party to any transaction or proposed transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended. There are no family relationships between either of Dr. Pottage or Dr. Smaldone Alsup and any director or executive officer of the Company.

Item 7.01	Regulation FD Disclosure.

On September 14, 2022, the Company issued a press release titled “Pardes Biosciences Appoints Laurie Smaldone Alsup, M.D. and John C. Pottage, Jr., M.D. to Board of Directors.” The full text of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release by the Company dated September 14, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PARDES BIOSCIENCES, INC.

By:	/s/ Thomas G. Wiggans
Name:	Thomas G. Wiggans
Title:	Chief Executive Officer and Chair of the Board of Directors

Date: September 14, 2022